Exhibit 99.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment” is made and entered into as of the 14th day of October 2016 (the “Effective Date”) by and between CARNIVAL CORPORATION (the “Company”) and CARNIVAL PLC (together, the “Companies”) and ARNOLD W. DONALD (the “Executive”) (collectively referred to as the “Parties” and individually referred to as the “Party”), pursuant to which the Employment Agreement entered into by the Parties dated as of October 14, 2013 (the “Agreement”) is amended.

NOW, THEREFORE, in consideration of the foregoing, the Sections 1 and 5 of the Agreement are amended in their entirety to read as follows:

1.    Term. The Companies hereby agree to continue to employ the Executive, and the Executive hereby agrees to continue to accept employment with the Companies, upon the terms and subject to the conditions set forth herein, effective as of the Effective Date.

Subject to the provisions for earlier termination set forth in Section 12, the term of employment under this Agreement shall be for a period of one year commencing on the Effective Date of this Amendment (the “Term”), subject to automatic annual renewals, unless either Party provides the other with no less than ninety (90) days prior written notice of its intention not to renew the Term of this Agreement.

5.    Long-Term Incentive Awards. At the discretion of the Boards of Directors, the Executive shall be entitled to receive an annual share award grant under the Carnival Corporation 2011 Stock Plan (the “2011 Stock Plan”), or any successor plan. The terms applicable to annual share award grants and performance targets under the 2011 Stock Plan, or any successor plan, shall be consistent with those grants, mix of grant types, and performance targets applicable to other executive officers of the Company. Each capitalized term used in Section 5 and not otherwise defined in this Agreement shall have the meaning assigned to it in the 2011 Stock Plan or the associated Award agreements.

IN WITNESS WHEREOF, the Companies have caused this Amendment to be executed by their duly authorized officer and the Executive has executed this Amendment effective as of the Effective Date.

EXECUTIVE:	COMPANIES:

/s/ Arnold W. Donald	/s/ Jerry Montgomery
Arnold W. Donald	Jerry Montgomery On behalf of Carnival Corporation

Date: October 18, 2016

/s/ Jerry Montgomery
Jerry Montgomery On behalf of Carnival plc

Date: October 18, 2016